                   [LETTERHEAD OF CRAVATH, SWAINE & MOORE]




                                                              October 24, 1996





Dear Ladies and Gentlemen:

                 Reference is made to the initial public offering by Metris Companies Inc., a Delaware corporation (the "Company"), of up to 2,833,333 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Registration Statement"). Capitalized terms used but not defined herein have the meanings assigned thereto in the Registration Statement.

                 As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation, as amended; (b) the By-Laws of the Company, as amended; (c) various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares; and (d) a specimen certificate representing the Shares.

                 Based upon the foregoing, we are of the opinion that the Shares will, when delivered and sold in accordance with the Underwriting Agreement, be duly authorized and validly issued and be fully-paid and non-assessable.

                 We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                                Very truly yours,





Metris Companies Inc.
     600 South Highway 169, Suite 1800
          St. Louis Park, Minnesota 55426